SELECT COMFORT CORPORATION
                            2004 STOCK INCENTIVE PLAN

1.      PURPOSE OF PLAN.

        The purpose of the Select Comfort Corporation 2004 Stock Incentive Plan (the "Plan") is to advance the interests of Select Comfort Corporation (the "Company") and its shareholders by enabling the Company and its Subsidiaries to attract and retain qualified individuals through opportunities for equity participation in the Company, and to reward those individuals who contribute to the achievement of the Company' objectives.

2.      DEFINITIONS.

        The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

        2.1 "BOARD" means the Board of Directors of the Company.

        2.2 "BROKER EXERCISE NOTICE" means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer or their nominee.

        2.3 "CAUSE" means (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature,
(iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant's overall duties, or (iv) any material breach of any employment, service, confidentiality or non-compete agreement entered into with the Company or any Subsidiary.

        2.4 "CHANGE IN CONTROL" means an event described in Section 12.1 of the Plan.

        2.5 "CODE" means the Internal Revenue Code of 1986, as amended.

        2.6 "COMMITTEE" means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

        2.7 "COMMON STOCK" means the common stock of the Company, par value $0.01 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

        2.8 "DISABILITY" means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.
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        2.9  "EFFECTIVE  DATE" means May 20, 2004 or such later date as the Plan is initially approved by the Company's shareholders.

        2.10 "ELIGIBLE RECIPIENTS" means all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and any non-employee directors, consultants and independent contractors of the Company or any Subsidiary. Non-employee directors shall only be eligible to participate through the limited, automatic grant provisions specified in Section 6.7 of the Plan.

        2.11 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        2.12 "FAIR MARKET VALUE" means, with respect to the Common Stock, as of any date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote): (a) the mean between the reported high and low sale prices of the Common Stock if the Common Stock is listed, admitted to unlisted trading privileges or reported on any foreign or national securities exchange or on the Nasdaq National Market or an equivalent foreign market on which sale prices are reported; (b) if the Common Stock is not so listed, admitted to unlisted trading privileges or reported, the closing bid price as reported by the Nasdaq SmallCap Market, OTC Bulletin Board or the National Quotation Bureau, Inc. or other comparable service; or (c) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including, without limitation, the Company, the shareholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

        2.13 "INCENTIVE AWARD" means an Option, Stock Appreciation Right, Restricted Stock Award or Performance Stock Award granted to an Eligible Recipient pursuant to the Plan.

        2.14 "INCENTIVE STOCK OPTION" means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an "incentive stock option" within the meaning of Section 422 of the Code.

        2.15 "NON-STATUTORY STOCK OPTION" means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.

        2.16 "OPTION" means an Incentive Stock Option or a Non-Statutory Stock Option.

        2.17 "PARTICIPANT" means an Eligible Recipient who receives one or more Incentive Awards under the Plan.

        2.18 "PERFORMANCE CRITERIA" means the performance criteria that may be used by the Committee in granting Performance Stock Awards contingent upon achievement of performance goals, consisting of net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on sales), cash flows, market share,

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cost reduction goals, margins (including one or more of gross, operating and net income margins), stock price, total return to shareholders, economic value added, working capital and strategic plan development and implementation. The
Committee  may  select  one   criterion  or  multiple   criteria  for  measuring
performance and the measurement may be based upon Company, Subsidiary or business unit performance, either absolute or by relative comparison to other companies or any other external measure of the selected criteria.

        2.19 "PERFORMANCE STOCK AWARD" means an award of a right to receive shares of Common Stock granted to an Eligible Recipient pursuant to Section 9 of the Plan contingent upon achievement of Performance Criteria or other objectives during a specified period as provided in Section 9.

        2.20 "PREVIOUSLY ACQUIRED SHARES" means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued upon the grant, exercise or vesting of such Incentive Award.

        2.21 "RESTRICTED STOCK AWARD" means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.

        2.22 "RETIREMENT," unless otherwise defined in the instrument evidencing an Incentive Award or in a written employment, services or other agreement between the Participant and the Company or a Subsidiary, means "Retirement" as defined from time to time for purposes of the Plan by the Committee or by the Company's chief human resources officer or other person performing that function or, if not so defined, means voluntary termination of employment or service by the Participant on or after the date the Participant reaches age 55 with the present intention to leave the Company's industry and/or to leave the general workforce.

        2.23 "SECURITIES ACT" means the Securities Act of 1933, as amended.

        2.24 "STOCK APPRECIATION RIGHT" means a right granted to an Eligible Recipient pursuant to Section 7 of the Plan to receive a payment from the Company, in the form of stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and the exercise price of such shares under the terms of such Stock Appreciation Right.

        2.25 "SUBSIDIARY" means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

        2.26 "TAX DATE" means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.

3.      PLAN ADMINISTRATION.

        3.1 THE COMMITTEE. The Plan will be administered by the Board or by a committee of the Board. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board

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who are  "non-employee  directors"  within the  meaning of Rule 16b-3  under the
Exchange Act and, if the Board so determines in its sole discretion, who are "outside directors" within the meaning of Section 162(m) of the Code. Such a committee, if established, will act by majority approval of the members (provided, however, that unanimous approval shall be required with respect to any action taken by written consent), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, "Committee" will refer to the Board or to such a committee, if established. To the extent consistent with applicable corporate law of the Company's jurisdiction of incorporation, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.

        3.2    AUTHORITY OF THE COMMITTEE.

               (a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted;
        (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.

               (b) Subject to Section 3.2(d), below, the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

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               (c)  In  the   event   of:   (i)  any   reorganization,   merger,
        consolidation,  recapitalization,  liquidation,  reclassification, stock
        dividend,   stock  split,   combination  of  shares,   rights  offering,
        extraordinary dividend or divestiture (including a spin off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in
        any  such   transaction,   the  board  of  directors  of  the  surviving
        corporation) may, without the consent of any affected Participant, amend or modify the vesting criteria (including Performance Criteria) of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect.

               (d)  Notwithstanding  any other provision of this Plan other than
        Section 4.3, the Committee may not, without prior approval of the Company's shareholders, seek to effect any re-pricing of any previously granted, "underwater" Option or Stock Appreciation Right by: (i)
        amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; (B) Restricted Stock Awards; or (C) Performance Stock Awards in exchange; or
        (iii) repurchasing the underwater Options or Stock Appreciation Rights and granting new Incentive Awards under this Plan. For purposes of this
        Section 3.2(d), an Option or Stock Appreciation Right will be deemed to be "underwater" at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or Stock Appreciation Right.

               (e) In addition to the authority of the Committee under Section 3.2(b) and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Incentive Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company's or Subsidiary's interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 3.2(e): (i) to reserve shares or grant Incentive Awards in

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        excess of the  limitations  provided in Section 4.1;  (ii) to effect any re-pricing in violation of Section 3.2(d); (iii) to grant Options or Stock Appreciation Rights having an exercise price less than 100% of the Fair Market Value of one share of Common Stock on the date of grant in violation of Section 6.2 or Section 7.2; or (iv) for which shareholder approval would then be required pursuant to Section 422 of the Code or the rules of any stock exchange on which shares of Common Stock may be listed for trading.

4.      SHARES AVAILABLE FOR ISSUANCE.

        4.1 MAXIMUM NUMBER OF SHARES AVAILABLE; CERTAIN RESTRICTIONS ON AWARDS. Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 3,000,000 Notwithstanding any other provisions of the Plan to the contrary, (i) no Participant in the Plan may be granted any Incentive Awards relating to more than 500,000 shares of Common Stock in the aggregate during any 12-month period; and (ii) no more than 1,000,000 shares of Common Stock may be granted as Restricted Stock Awards or Performance Stock Awards under the Plan, with the foregoing limits subject, in each case, to adjustment as provided in
Section 4.3 of the Plan.

        4.2 ACCOUNTING FOR INCENTIVE AWARDS. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan; provided, however, that shares subject to an Incentive Award that lapses, expires, is forfeited (including issued shares forfeited under a Restricted Stock Award) or for any reason is terminated unexercised or unvested or is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan. To the extent that the exercise price of any Incentive Award and/or associated tax withholding obligations are paid by tender or attestation as to ownership of Previously Acquired Shares, or to the extent that such tax withholding obligations are satisfied by withholding of shares otherwise issuable upon exercise of the Incentive Award, only the number of shares of Common Stock issued net of the number of shares tendered, attested to or withheld will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. Similarly, any shares of Common Stock that are repurchased by the Company on the open market or in private transactions may be added to the aggregate number of shares available for issuance under the Plan, so long as the aggregate price paid for such repurchased shares does not exceed the cumulative amount received in cash by the Company upon the exercise of Options or issuance of Incentive Awards granted under the Plan.

        4.3 ADJUSTMENTS TO SHARES AND INCENTIVE AWARDS. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment

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under the Plan and, in order to prevent dilution or enlargement of the rights of
Participants, (a) the number and kind of securities or other property (including cash) subject to outstanding Incentive Awards, and (b) the exercise price of outstanding Incentive Awards.

5.      PARTICIPATION.

        Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.

6.      OPTIONS.

        6.1 GRANT. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option granted under the Plan ceases for any reason to qualify as an "incentive stock option" for purposes of Section 422 of the Code, such Incentive Stock Option will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non-Statutory Stock Option.

        6.2 EXERCISE PRICE. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its sole discretion at the time of the Option grant, provided that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant (110% of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

        6.3 EXERCISABILITY AND DURATION. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including without limitation (i) the achievement of one or more of the Performance Criteria; and/or that (ii) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after 10 years from its date of grant.

        6.4 PAYMENT OF EXERCISE PRICE. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, by tender, or attestation as to ownership, of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company's earnings for financial reporting purposes and that are otherwise acceptable to the Committee, or by a combination of such methods. For

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purposes of such payment,  Previously  Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date.

        6.5 MANNER OF EXERCISE. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office in Minneapolis, Minnesota (or to the Company's designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with
Section 6.4 of the Plan.

        6.6 AGGREGATE LIMITATION OF STOCK SUBJECT TO INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares of Common Stock with respect to which incentive stock options (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year (under the Plan and any other incentive stock option plans of the Company or any subsidiary or parent corporation of the Company (within the meaning of the Code)) exceeds $100,000 (or such other amount as may be prescribed by the Code from time to time), such excess Options will be treated as Non-Statutory Stock Options. The determination will be made by taking incentive stock options into account in the order in which they were granted. If such excess only applies to a portion of an Incentive Stock Option, the Committee, in its discretion, will designate which shares will be treated as shares to be acquired upon exercise of an Incentive Stock Option.

        6.7    NON-DISCRETIONARY GRANT OF OPTIONS TO NON-EMPLOYEE DIRECTORS.

               (a) Each non-employee director on the effective date of the Plan (or, if first elected after the effective date of the Plan, on the date the non-employee director is first elected) shall be awarded an Option to purchase up to 10,000 shares of Common Stock (or such lesser number of shares as may be determined by the Committee from time to time and subject to adjustment upon changes in capitalization of the Company as provided in Section 4.3 above). As of the close of business on each successive annual shareholders' meeting date after the date of the original award, each non-employee director continuing in service on the Board of Directors of the Company shall be granted an additional Option to purchase up to 10,000 shares of Common Stock (or such lesser number of shares as may be determined by the Committee from time to time and subject to adjustment upon changes in capitalization of the Company as provided in Section 4.3 above). All Options granted under this Section
        6.7 of the Plan shall be Non-Statutory Stock Options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended.

               (b) The per share price to be paid by the non-employee director upon exercise of an Option granted under this Section 6.7 will be equal to 100% of the Fair Market Value of the Common Stock on the date of grant.

               (c) Subject to continuing service by the non-employee director on the Board of Directors of the Company, each Option granted under this
        Section 6.7 will vest one year after the date the Option is granted. If,

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        for any reason,  a  non-employee  director  ceases to serve on the Board prior to the date an Option vests, such Option shall be forfeited and all further rights of the non-employee director to or with respect to such Option shall terminate. Each Option granted under this Section 6.7 shall expire ten (10) years from the date of grant, subject to earlier termination of the Option pursuant to the provisions of Section 10 of this Plan.

7.      STOCK APPRECIATION RIGHTS.

        7.1 GRANT. An Eligible Recipient may be granted one or more Stock Appreciation Rights under the Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.

        7.2 EXERCISE PRICE. The exercise price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant.

        7.3 EXERCISABILITY AND DURATION. A Stock Appreciation Right will become exercisable at such time and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after 10 years from its date of grant. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.5 of the Plan.

8.      RESTRICTED STOCK AWARDS.

        8.1 GRANT. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more of the Performance Criteria; and/or that (ii) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period. Notwithstanding the foregoing, no Restricted Stock Award shall vest within a period of less than three (3) years from the date of grant of the Restricted Stock Award.

        8.2 RIGHTS AS A STOCKHOLDER; TRANSFERABILITY. Except as provided in Sections 8.1, 8.3, 8.4 and 13.3 of the Plan, upon a Participant becoming the holder of record of shares of Common Stock issued under a Restricted Stock Award pursuant to this Section 8, the Participant will have all voting, dividend, liquidation and other rights with respect to such shares (other than the right to sell or transfer such shares) as if such Participant were a holder of record of shares of unrestricted Common Stock.

        8.3  DIVIDENDS  AND  DISTRIBUTIONS.   Unless  the  Committee  determines
otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions.

        8.4 ENFORCEMENT OF RESTRICTIONS. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book entry stock account with the Company's transfer agent. Alternatively, Restricted Stock Awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent and/or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

9.      PERFORMANCE STOCK AWARDS.

        An Eligible Recipient may be granted one or more Performance Stock Awards under the Plan, and the issuance of shares of Common Stock pursuant to such Performance Stock Awards will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more of the Performance Criteria. Notwithstanding the foregoing, no Performance Stock Award shall vest within a period of less than one (1) year from the date of grant of the Performance Stock Award.

10.     EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE.

        10.1 TERMINATION DUE TO DEATH OR DISABILITY. Unless otherwise expressly provided by the Committee in its sole discretion in the agreement evidencing an Incentive Award, and subject to Section 10.5 of the Plan, in the event a Participant's employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability:

               (a) All outstanding Options and Stock Appreciation Rights then held by the Participant will become immediately exercisable in full and will remain exercisable for a period of two years after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right);

               (b) All Restricted Stock Awards then held by the Participant will become fully vested; and

               (c) Any conditions with respect to the issuance of shares of Common Stock pursuant to Performance Stock Awards will lapse.

        10.2 TERMINATION DUE TO RETIREMENT. Unless otherwise expressly provided by the Committee in its sole discretion in the agreement evidencing an Incentive Award, and subject to Section 10.5 of the Plan, in the event a Participant's employment or other service with the Company and all Subsidiaries is terminated by reason of Retirement, then any Incentive Awards held by the Participant that vest over one or more incremental period or periods of more than one year in each incremental period shall be vested on a pro rata basis at the date of Retirement of the Participant, and:

               (a) All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of the date of Retirement, remain exercisable in full for a period of one year after the date of Retirement (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of the date of Retirement will be terminated and forfeited.

               (b) All Restricted Stock Awards then held by the Participant that have not vested as of the date of Retirement will be terminated and forfeited; and

               (c) All outstanding Performance Stock Awards then held by the Participant will be terminated and forfeited.

        10.3 TERMINATION FOR REASONS OTHER THAN DEATH, DISABILITY OR RETIREMENT. Unless otherwise expressly provided by the Committee in its sole discretion in the agreement evidencing an Incentive Award, and subject to Section 10.5 of the Plan, in the event a Participant's employment or other service is terminated with the Company and all Subsidiaries for any reason other than death, Disability or Retirement, or a Participant is in the employment of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employment of the Company or another Subsidiary):

               (a) All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be terminated and forfeited.

               (b) All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

               (c) All outstanding Performance Stock Awards then held by the Participant will be terminated and forfeited.

        10.4 MODIFICATION OF RIGHTS UPON TERMINATION. Notwithstanding the other provisions of this Section 10, upon a Participant's termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause Options and/or Stock Appreciation Rights (or any part thereof) then held by such Participant to become or continue to become exercisable and/or remain exercisable following such termination of employment, and Restricted Stock Awards and/or Performance Stock Awards then held by such Participant to vest and/or continue to vest or become free of restrictions and conditions to issuance, as the case may be, following such termination of employment, in each case in the manner determined by the Committee; provided, however, that no Option or Stock Appreciation Right may remain exercisable beyond its expiration date.

        10.5 EFFECTS OF ACTIONS CONSTITUTING CAUSE. Notwithstanding anything in the Plan to the contrary, in the event that a Participant is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause as defined in Section 2.3, irrespective of whether such action or the Committee's determination occurs before or after termination of such Participant's employment or other service with the Company or any Subsidiary, all rights of the Participant under the Plan and any agreements evidencing an Incentive Award then held by the Participant shall terminate and be forfeited without notice of any kind. The Company may defer the exercise of any Option or Stock Appreciation Right, the vesting of any Restricted Stock Award or the issuance of any shares of Common Stock pursuant to any Performance Stock Award for a period of up to forty-five (45) days in order for the Committee to make any determination as to the existence of Cause.

        10.6 DETERMINATION OF DATE OF TERMINATION. Unless the Committee otherwise determines in its sole discretion, a Participant's employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other services, as determined by the Committee in its sole discretion based upon such records.

11.     PAYMENT OF WITHHOLDING TAXES.

        11.1 GENERAL RULES. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award.

        11.2 SPECIAL RULES. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 11.1 of the Plan by electing to tender, or by attestation as to ownership of, Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company's earnings for financial reporting purposes and that are otherwise acceptable to the Committee, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant's withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value.

12.     CHANGE IN CONTROL.

        12.1 CHANGE IN CONTROL. For purposes of this Section 12, a "Change in Control" of the Company shall mean (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or
(c) a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (x) any Person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors or (y) individuals who constitute the Board of Directors on the effective date of the Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Board of Directors on the effective date of the Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (y), considered as though such person were a member of the Board of Directors on the effective date of the Plan.

        12.2 ACCELERATION OF VESTING. Without limiting the authority of the Committee under Sections 3.2 and 4.3 of the Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, (a) all outstanding Options and Stock Appreciation Rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in employment or service with the Company or any Subsidiary; (b) all outstanding Restricted Stock Awards will become immediately fully vested and non-forfeitable; and (c) all outstanding Performance Stock Awards will vest and/or continue to vest in the manner determined by the Committee and set forth in the respective agreements evidencing such Performance Stock Awards.

        12.3 CASH PAYMENT FOR OPTIONS. If a Change in Control of the Company occurs, then the Committee, if approved by the Committee in its sole discretion either in an agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, and without the consent of any Participant effected thereby, may determine that some or all Participants holding outstanding Options will receive, with respect to some or all of the shares of Common Stock subject to such Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of such Options.

13.     RIGHTS OF ELIGIBLE RECIPIENTS AND PARTICIPANTS; TRANSFERABILITY.

        13.1 EMPLOYMENT. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in employment with the Company or any Subsidiary.

        13.2 RIGHTS AS A STOCKHOLDER. As a holder of Incentive Awards (other than Restricted Stock Awards), a Participant will have no rights as a shareholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise expressly provided in the Plan and except as the Committee may determine in its sole discretion, no adjustment will be made for dividends or distributions with respect to such Incentive Awards as to which there is a record date preceding the date the Participant becomes the holder of record of such shares.

        13.3   RESTRICTIONS ON TRANSFER.

               (a) Except pursuant to  testamentary  will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Incentive Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting or issuance (in the case of Restricted Stock Awards and Performance Stock Awards) of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

               (b) A Participant will be entitled to designate a beneficiary to receive an Incentive Award upon such Participant's death, and in the event of such Participant's death, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 10 of the Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 10 of the Plan) may be made by, the Participant's legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under the Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.

               (c) Upon a Participant's request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option or Stock Appreciation Right, other than for value, to such Participant's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant's household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

        13.4 NON-EXCLUSIVITY OF THE PLAN. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

14.     SECURITIES LAW AND OTHER RESTRICTIONS.

        Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

15.     PERFORMANCE-BASED COMPENSATION PROVISIONS.

        The Committee, when it is comprised solely of two or more outside directors meeting the requirements of Section 162(m) of the Code ("Section 162(m)"), in its sole discretion, may designate whether any Incentive Awards are intended to be "performance-based compensation" within the meaning of Section 162(m). Any Incentive Awards so designated will, to the extent required by
Section 162(m), be conditioned upon the achievement of one or more Performance Criteria, and such Performance Criteria will be established by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) giving due regard to the disparate treatment under Section 162(m) of Options and Stock Appreciation Rights (where compensation is determined based solely on an increase in the value of the underlying stock after the date of grant or award), as compared to other forms of compensation, including Restricted Stock Awards and Performance Stock Awards. The Committee shall also certify in writing that such Performance Criteria have been met prior to payment of compensation to the extent required by Section 162(m).

16.     PLAN AMENDMENT, MODIFICATION AND TERMINATION.

        The Board may suspend or terminate the Plan or any portion thereof at any time. In addition to the authority of the Committee to amend the Plan under
Section 3.2(e), the Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendments to the Plan will be effective without approval of the Company's shareholders if: (i) shareholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of the primary stock exchange or stock market on which the Common Stock is then traded; or (ii) such amendment would: (A) modify Section 3.2(d) hereof; (B) materially increase benefits accruing to Participants; (C) increase the aggregate number of shares issued or issuable under the Plan; or (D) modify the eligibility requirements for Participants in the Plan. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 12 of the Plan.

17.     EFFECTIVE DATE AND DURATION OF THE PLAN.

        The Plan is effective as of the Effective Date. The Plan will terminate at midnight on May 20, 2014, and may be terminated prior to such time by Board action. No Incentive Award will be granted after termination of the Plan. Incentive Awards outstanding upon termination of the Plan may continue to be exercised, or become free of restrictions, according to their terms.

18.     MISCELLANEOUS.

        18.1 GOVERNING LAW. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company's jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, notwithstanding the conflicts of laws principles of any jurisdictions.

        18.2 SUCCESSORS AND ASSIGNS. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.